Exhibit 99.(15)(p)

BUCKHEAD CAPITAL MANAGEMENT

CODE OF ETHICS AND PROFESSIONAL STANDARDS

General Principles

As professionals serving the public in the area of investment management, all Covered Persons of Buckhead Capital Management (“BCM”) should be guided in their actions by the highest ethical and professional standards and subscribe to the following provisions of this Code of Ethics.

1.               The general conduct of BCM personnel must at all times reflect the professional nature of the business we are in.  BCM personnel are expected to be judicious, accurate, objective, ethical, and reasonable in dealing with both clients and other parties.  The personal integrity of all employees must be beyond the slightest shadow of a doubt.

2.               All BCM personnel must act within the spirit and the letter of all federal, state, and local laws and regulations pertaining to investment advisers and to the general conduct of business.

3.               At all times, the interests of BCM’s clients should take priority over your personal interests, except as may otherwise be approved or disclosed to clients and approved by the Chief Compliance Officer.  This principle applies particularly, but not exclusively, to:

•                  the purchase and sale of securities that are held in any accounts managed by BCM;

•                  the maintenance of independence, objectivity, and loyalty in all investment research, recommendations, and decisions for clients

4.               All Covered Persons of BCM shall strictly follow the personal trading procedures outlined in this Code of Ethics prior to effecting any securities transactions for his or her direct or indirect personal gain.  This requirement also applies to any such transaction effected by, or on behalf of, any member of the employee’s household.

5.               All BCM personnel should not accept compensation of any sort for services from outside sources without the written permission of the Chief Compliance Officer, who will grant such permission only after consultation with the BCM Management Committee.

6.               When a Covered Person of BCM finds that his personal interests may conflict with the interests of BCM or its clients, he or she will report the conflict to the Chief Compliance Officer for instruction on how to proceed.

7.               The recommendations and actions of BCM on behalf of its clients are confidential and private matters between BCM and its clients.  Accordingly, BCM prohibits the communication of any information regarding securities transactions in client accounts except to broker/dealers, custodians, banks, transfer agents or other necessary parties in the ordinary course of business, or to other service providers of the client, such as consultants or accountants.

8.               In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of BCM) may be communicated to anyone who is not affiliated with BCM, other than in the ordinary course of business, without the prior written approval of the Chief Compliance Officer.

9.               All BCM personnel must strictly adhere to the policies and guidelines set forth in this Code of Ethics.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

Definitions

For purposes of this Code of Ethics, the following terms shall have the following meanings:

•                                           Chief Compliance Officer - The person specified by BCM as the Compliance Officer for the firm, or, in his or her absence, a member of the Management Committee.

•                                           Management Committee - The people designated as the “Management Committee” by the BCM Partners pursuant to the procedures outlined in the firm’s Operating Agreement.

•                                           Covered Persons - These policies and procedures govern the personal securities trading of all BCM owners and employees and members of their household. These persons are referred to as “Covered Persons.”

Compliance with Laws and Regulations

All BCM personnel are required to comply with all applicable federal securities laws.

Accordingly, in connection with the purchase or sale of a security for a client, employees are prohibited from:

•                  Defrauding the client in any manner;

•                  Misleading the client, including making any statements to the client that omit material information;

•                  Engaging in any act, practice, or course of conduct which operates as a fraud or deceit upon a client;

•                  Engaging in any manipulative practice with respect to a client;

•                  Engaging in any manipulative practice with respect to securities, including price manipulation.

Examples of such prohibited activity include:

•                  Recommending or making purchases, sales or reinvestment in securities not in accordance with the client’s investment objectives and guidelines.

•                  Warranting the value or price of any security or guaranteeing its future performance.

•                  Promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future.

Confidentiality

All information about clients and former clients must be held in the strictest confidence, including the client’s identity (unless the client has consented), the client’s financial circumstances, the client’s portfolio holdings, and advice furnished by BCM to the client.

Information about model portfolios may be shared with consultants, brokers, and prospective clients.

Conflicts of Interest

As a fiduciary, BCM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest, fully disclosing all material facts concerning any conflict that does arise with respect to any client, and managing conflicts of interest in a manner that is in a client’s best interests.  Such conflict disclosure is a key principle of the securities laws governing the operations of BCM.

In order to avoid such conflicts, BCM employees are prohibited from:

•                  Attempting to use their influence to cause any client account to purchase, sell, or retain any securities with the purpose of obtaining any form of personal gain.

•                  Agreeing to protect a client against loss by repurchasing a security at some future time.

•                  Owning or taking title to any funds or assets of a client, unless approved by the CCO.

•                  Maintaining a joint brokerage or bank account with any client other than immediate family members; sharing any benefit, profit or loss resulting from securities transactions with any client; or entering into any business transaction with a client.

•                  Borrowing money or securities from any client, or lending money or securities to any client, other than an immediate family member.

•                  Favoring one client over another in research or trading.

•                  Competing with clients on trades.

•                  Using information about clients or their portfolios for personal gain (“front running”).

Any research analyst having a Covered Account with an investment in a company about to be researched must disclose that investment to their supervisor and the Chief Compliance Officer so that arrangements can be made to manage the conflict of interest.

All brokerage policies of the firm (trade allocation, best execution, soft dollars, and directed brokerage) shall be adhered to by all Covered Person’s employees.

Any investment or financial interest in any vendor to BCM must be disclosed to the Chief Compliance Officer.

Insider Trading

Insider trading by Covered Person’s is prohibited.  Any Covered Person who engages in insider trading will be terminated.  The Covered Person may also be subject under U.S. law to civil damages, a permanent bar from the industry, and criminal fines and imprisonment.  In addition, BCM partners and other managers may be subject to penalties if employees under their supervision engage in insider trading.

Definition of “Insider Trading” - Insider trading involves making or participating in any purchase or sale of a publicly traded security while in possession of material non-public (“inside”) information.  The inside information may relate, for example, to:

•                  Any publicly traded company in which BCM may consider making or recommending investments for its clients;

•                  A BCM Client, where the client is a publicly traded company; or

•                  A BCM client who is an officer, director, or employee of a publicly traded company.

All of the following are unlawful conduct:

•                  Making a trade for a Covered Account when you have inside information about the company whose security is being traded.

•                  Recommending a trade to a client (or any other party) or making a trade in a discretionary client account when you have inside information about the company being traded.

•                  Providing inside information to anyone else, who then buys or sells a public security of the company, or who passes the inside information on to someone who buys or sells a public security of the company.

Under U.S. law, it generally does not matter if you can rightly claim that you did not use the inside information in deciding to make a trade.  In some cases, the mere possession of inside information at the time of a trade will constitute a legal violation.

Material Information -”Material information” generally includes:

1. Any information that a reasonable investor would likely consider important in making his or her investment decision; or

2. Any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of “material information” include:

•                  A company’s earnings estimates

•                  The gain or loss of a significant customer or client

•                  Dividend changes or the declaration of a stock split

•                  The borrowing of significant funds

•                  A new offering of securities

•                  A major labor dispute

•                  A new joint venture

•                  An agreement or proposal for an acquisition or merger

•                  A significant sale of assets or the disposition of a subsidiary

•                  Major litigation

•                  Liquidity problems

•                  Management changes

•                  Any other significant company developments

Non-Public Information - Information is considered non-public for insider trading purposes until it has been fully disclosed and disseminated to the public.  Information in a major publication, on a major wire service, or contained in an SEC filing would be considered public.

What You Must Do

Your fiduciary duties to BCM and to BCM’s clients prohibit you from engaging in any insider trading and require you to follow these policies and procedures for handling any inside information.  To avoid any chance of personal violation, and to assist BCM in preventing insider trading, you must do the following:

•                  If you obtain material non-public information about a public company, immediately notify the Chief Compliance Officer.  The CCO will work with you to determine the appropriate action, including whether it is necessary to place the company on BCM’s Restricted List.

•                  If you are in possession of material non-public information about a company, do not make or participate in any purchase or sale of a publicly traded security of that company - whether the transaction is for a Covered Account (see definition below) or a client account.

•                  Keep any material non-public information about a public company strictly confidential.  The information may not be disclosed to any other person or party, even within BCM, other than the Chief Compliance Officer.  Your discussions and activities both inside and outside of BCM must not reveal the existence or substance of any non-public information.

•                  Put appropriate safeguards in place to limit and control access to physical files, computer files, and other means of access to any material non-public information.

•                  Be aware of situations in which employees under your supervision may receive material non-public information regarding companies.  Ensure that such employees understand the need to report such situations to the Chief Compliance Officer.

Personal Securities Transactions

Core Principles

Covered Person’s of BCM have a fiduciary duty to serve the best interests of the clients and not to engage in conduct that is in conflict with those interests.  Clients’ interests must always come ahead of employees’ personal interests.

Covered Person’s are permitted and encouraged to invest in mutual funds and other collective investment vehicles, as well as in other securities, if they observe all applicable laws and regulations and both the letter and spirit of these policies and procedures.

Covered Person’s should always be mindful of their fiduciary obligation to provide clients with the best investment opportunities appropriate to the client’s situation.  Accordingly, employees should take care to consider whether an investment opportunity might be appropriate for a client of BCM before acting on it for themselves.

Excessive personal trading is discouraged and may be subject to restrictions.  Covered Person’s are expected to devote their time and attention at work to client business and not to personal trading, except incidentally.

No set of policies can possibly anticipate all the potential trading conflicts of interest that may arise.  All situations that are subject to interpretation must be decided in favor of the best interests of the clients.  Final discretion in the application of these policies and procedures, and in the determination of appropriate sanctions, rests with the Chief Compliance Officer and the Management Committee.

Scope of Application

Covered Persons - These policies and procedures govern the personal securities trading of all BCM owners and employees and members of their household. These persons are referred to as “Covered Persons.”

Covered Accounts - These policies and procedures apply to all securities accounts and transactions in securities in which any Covered Person has beneficial ownership or direct or indirect control (“Covered Accounts”).  Beneficial ownership includes any direct or indirect financial interest in or control over any account (other than client accounts), regardless of the name in which the account is held.

Covered Security — These policies and procedures apply to all securities (e.g., stocks, bonds, futures, unit investment trusts, exchange traded funds, limited partnership interests, closed-end funds, etc.), including options on securities, except: U.S. government bonds, commercial paper, high-quality short-term debt investments, shares of registered open-end investment companies (mutual funds) that are not affiliated with BCM, unit investment trusts invested exclusively in unaffiliated open-end mutual funds, or variable annuities or life insurance (where no investment discretion is involved).  The security or securities to which these policies and procedures apply are referred to as a “Covered Security” or “Covered Securities”.

Affiliated Securities - Effective May 29, 2009’ Buckhead became an advisor to a registered open-end investment company (Mutual Fund).  Covered Persons are required to report any ownership or transactions in the UBS Pace Small / Mid Company Fund.  The securities have been added to the firm’s restricted list and any transaction with these securities will require pre-trade clearance.

Personal Securities Transactions — Any transaction by a Covered Person involving a Covered Security.

Investment Clubs - Investment clubs are generally not treated as Covered Accounts, except that they are subject to the reporting requirements of these policies.  A Covered Person may participate in an investment club only if written approval is obtained in advance from the Chief Compliance Officer.  Approval of participation and a waiver of the trading pre-clearance requirements may be granted if the Covered Person can demonstrate that he or she does not control the investment decision-making of the club (although he or she may participate in such decision-making).  A waiver of pre-clearance will not be granted if the Covered Person has sole control over the club’s investment decisions or if Covered Persons make up 25% or more of the club’s membership.  Approval for participation may be revoked at any time.

Reporting Requirements

Upon Hiring - Within ten (10) calendar days of the start of employment, each Covered Person must provide to the Chief Compliance Officer a list of all Covered Accounts and Covered Securities held at the time of hiring.

New Accounts — Within ten (10) calendar days of opening a new Covered Account, a Covered Person must direct their broker, dealer, or bank to send copies of their account statements to the Chief Compliance Officer.

Duplicate Statements - Each Covered Person must request that all brokers and other financial institutions, with which he or she has accounts, send duplicate monthly (or quarterly if applicable) statements on their transactions in Covered Securities to the Chief Compliance Officer within 30 days of the end of the month.  Unless a specific exception is granted, photocopies of statements provided by Covered Persons will not be acceptable.  It is the employee’s responsibility to ensure that the duplicate statements are provided.  These monthly duplicate statements are reviewed by the Chief Compliance Officer to ensure compliance with the policies stated above.

Annually - By January 30th of each year, each employee will be required to sign a certificate of compliance verifying that as of the preceding December 31st, 1) he or she has provided all required information to the Chief Compliance Officer during the past year, 2) he or she has complied with these policies and procedures during the past year, and 3) the list of securities provided to the Chief Compliance Officer on brokerage statements, together with the attached list of securities privately placed, is a complete and accurate list as of that date of his or her holdings of Covered Securities (including holdings of household members) .

These reports will be kept on file by BCM in accordance with the Investment Advisers Act of 1940.

Trading Restrictions

A Covered Person may not engage in a Personal Securities Transaction except as provided in these policies and procedures.  Exceptions to this prohibition include: 1) transactions in securities held in client accounts that have been approved by the appropriate authority; 2) transactions in securities not held in any client account that are pre-cleared pursuant to these policies;  3) transactions in Dividend Reinvestment Plans; and 4) transactions in Non-Discretionary Accounts.

Restricted List — BCM maintains a list of securities in which trading is prohibited without prior approval.  The Restricted List will be maintained by the Primary Trader and, in his absence, by the Assistant Trader.  It is BCM’s policy to place on the Restricted List 1) any security that is held in any client account; 2) any security that an investment team is actively considering for purchase in a client portfolio; 3) any security about which any Covered Person has Material Non-Public Information.

All Covered Employees are responsible for advising the Head Trader and Assistant Trader of any information necessary to update the list, including what stocks are being researched, when a Covered Person is in possession of Material Non-Public information, and when previously non-public information has been fully disclosed.  Each investment management team shall be responsible for notifying via e-mail or during the investment meeting, the Head Trader or Assistant Trader., of any security that should be added to or deleted from the Restricted List and an explanation of the reason for the change.

1) Exemption For Covered Securities Held In Client Accounts

•               Requests for pre-clearance for transactions in securities owned in client accounts must be submitted on the Personal Securities Transaction Worksheet that is located in the BCM shared drive under Employee Materials/Trading Request Form.

•               The responsibility for approving a Personal Securities Transaction will rest with the Head Trader or the Assistant Trader.  In general, the trading of Covered Securities owned in client accounts will be permitted so long as 1) the Covered Security proposed to be purchased (sold) has not been sold (purchased) by the same person in the last 30 days; and 2) the Head Trader or Assistant Trader knows of no trading on that day, or proposed trading on that day, of such security in any client portfolio.

•               Transactions must not be executed until the Head Trader, the Assistant Trader, or the Chief Compliance Officer, as the case may be, has granted approval by signing the Personal Securities Transaction Worksheet.

•               Transaction approval is effective until the close of trading on the approval date. The date of pre-clearance approval is indicated by the time stamp on the Personal Securities Transaction Worksheet, or by the date of the email giving approval to the Covered Person. The Chief Compliance Officer must approve transactions by the Head Trader or Assistant Trader, and, in their absence, transactions by other employees.

•               In determining whether pre-clearance for any transaction should be granted, the person responsible for approving the Personal Securities Transaction will review the transaction for compliance with these policies and procedures, as well as for any other indications of any conflict of interest or violation of law or policy.

•               Employees may enter trades with a Stop-Loss restriction, provided the use of a Stop Loss is noted in the notes section of the Personal Securities Worksheet.

2) Exemption For Covered Securities Not Held In Client Accounts

The trading of any Covered Security that is not held in a client account is permitted if: 1) the security is not on the Restricted List; and 2) the security proposed to be purchased (sold) has not been sold (purchased) in the last 30 days by the same person.  An employee wishing to avail themselves of this exemption must first complete the Personal Securities Transaction Worksheet and save it to the network before entering their trade and the trade must be completed on the same day.  The Personal Securities Transaction Worksheet does not need to be signed in this case.

3) Dividend Reinvestment Plans

Transactions done in Dividend Reinvestment Plans are not subject to the pre-clearance requirements, but are subject to all other requirements of these policies and procedures, such as monthly or quarterly transactions reports.

4) Managed Account(s)

Transactions in an account(s) managed by a third party are exempt from these policies (“Managed Account(s)”).  In order to rely on this exemption, the Covered Person must request in writing that such account be considered a Managed Account.  This request to the Chief Compliance Officer must include a copy of the contract governing such account indicating that the covered person has delegated investment discretion for the account to a fiduciary.  The request must contain a certification in writing that he has not and will not discuss potential investment decisions with the independent fiduciary.  Once the Chief Compliance Officer has reviewed such request and accompanying documents, he will either grant or deny such request in writing, and retain a copy of the decision in the covered employee’s compliance file.  The Covered Person must ensure that duplicate monthly statements of the non-discretionary account holdings are provided to the Chief Compliance Officer.  Additionally, each Covered Person must annually certify that nothing has changed with respect to this account.

Additional Restricted Activities

Private Placements

Covered Persons may purchase privately placed securities only after advance review by and receipt of prior written approval by the Chief Compliance Officer.  Requests for approval must be submitted on the Private Placement Pre-Approval Form that is attached to this document.  Approval will be granted only if the Covered Person can demonstrate that no conflict of interest will arise if he or she is permitted to purchase the security in question.  Covered Persons who own privately placed securities, whether held at the start of employment or acquired during employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

Initial Public Offerings

Covered Persons are prohibited from purchasing securities in initial public offerings without the prior written consent of the Chief Compliance Officer.  In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must bring the information about the impending IPO to the attention of the Compliance Officer.

Short Sales

Covered Persons are prohibited from engaging in short sales of securities held in BCM client accounts.

Exceptions To the Personal Trading Policies

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from these restrictions on trading on a case-by case basis.  Any request for such consideration must be submitted by the Covered Person in writing to the Chief Compliance Officer.  Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Chief Compliance Officer Trades and Account Statement Review

A member designated by the Management Committee will review the monthly statements of the Chief Compliance Officer for compliance with BCM’s policies.

Sanctions and Enforcement

Violation of BCM’s personal trading policies by Covered Persons may subject the Covered Person to sanctions, which may include, among other things, additional education and a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines; reassignment or demotion; suspension or termination of employment; or other significant remedial action.  The Chief Compliance Officer, subject to approval by the Management Committee, shall administer all disciplinary responses to violations of the personal trading policies.  Determinations regarding appropriate disciplinary responses will be determined on a case-by-case basis.

Marketing

The use of any marketing material which contains any untrue statement of a material fact or which is otherwise false or misleading is a fraudulent activity under the Advisers Act.  Therefore, BCM must be extremely careful about the content of its marketing material.

BCM shall maintain a selection (hardcopy and electronic) of currently approved marketing material.  Employees are prohibited from distributing any other marketing material.

All BCM marketing and promotional literature must be approved, prior to the date of first use, by the Chief Compliance Officer.  In addition, each quarter, the Chief Compliance Officer shall review all new or revised marketing material and amend the list of approved materials.

NOTE: The Chief Compliance Officer will periodically review correspondence sent by employees of BCM to ensure its compliance with the relevant rules and regulations.

Gifts and Entertainment

Without the prior written approval of the Chief Compliance Officer, no employee of Buckhead Capital shall, directly or indirectly, within a twelve-month period, make a gift, or series of gifts, with a value in excess of $250 to any person with whom BCM has or reasonably hopes to have a business relationship.  All gifts that are made by an employee to any person with whom BCM has or reasonably hopes to have a business relationship shall be reported to the Chief Compliance Officer and a record of those gifts maintained.

Also, without the prior written approval of the Chief Compliance Officer, no employee of BCM shall directly or indirectly accept in any twelve month period, gifts, gratuities, or favors with a total value in excess of $250 from any one with whom BCM has or reasonably hopes to have a business relationship.  Employees should report receipt of any gift, gratuity or favor regardless of value of the item.  Items which are of a nominal value, such as pens, hats, golf balls, need not be reported.

All employees should be aware that lavish or frequent entertainment might be considered a gift by the regulatory authorities.  Any entertainment event costing more than $500 per person must be approved in advance by the Chief Compliance Officer.

BCM is required to report to the U.S. Department of Labor any gifts or entertainment with a value greater than $250 in a calendar year to any person associated with a Taft-Hartley plan

Political and Charitable Contributions

BCM realizes that, as active members of the community and involved citizens, its employees participate in political and charitable activities that may include donations by employees to political candidates or charitable organizations.  Although BCM encourages civic and community involvement by its employees, BCM wants its employees to avoid any situation that raises a conflict of interest or creates an appearance of impropriety in the context of BCM’s business relationships.

Specifically, this policy prohibits employees from making political or charitable contributions when the solicitation or request for such contributions implies that continued or future business with BCM depends on making such a contribution.  Similarly, no contributions should be made that create the appearance that BCM stands to benefit in its business relations because of an employee’s contributions.

Before making a contribution to a political or charitable organization, or a political campaign or cause, that could be construed as being motivated by a BCM business relationship with the organization, campaign, cause, or person soliciting the contribution (or the recipient or honoree in the case of a fund raising event), employees should request permission in writing from the Chief Compliance Officer.

Employees should consult BCM’s Policies & Procedures Manual for additional information regarding regulatory restrictions on allowable contributions and donations.

Outside Activities

Employees may be asked to serve as Directors, Advisory Directors, Trustees, or officers of various corporations, charitable organizations, foundations and the like.  Sometimes these are non-paid positions or for non-profit organizations.  It is impossible to anticipate every conflict that may arise, but activities should be limited to those that have the least probability of creating them.  If the employee wants to serve on a board of directors or an advisory board of a for profit organization or if the employee is paid for his/her service for the organization, then this must be approved in advance by BCM’s Management Committee. If the employee is unsure about the Outside Activity, they should request guidance or clarification from the Chief Compliance Officer.

If you wish to accept a position as noted above, you should seek prior approval by submitting the Request For Approval of Outside Activity form to the Chief Compliance Officer, who will then bring the matter before the Management Committee.  In general, BCM discourages its employees from serving as a Director, Advisory Director, or in any other governing capacity of a public corporation.  Any employee serving as a director of a private corporation which files a registration statement for an initial public offering is expected obtain permission to continue in such position before the registration becomes effective.

These requests will be treated on a case-by-case basis, with the primary considerations being: 1) the potential for a conflict of interest, or appearance of conflict, between the employee’s service and the interests of BCM or its clients; and 2) the amount of time that the employee is expected to devote to the activity.

Any service, even on a charitable board of directors, may result in an employee receiving material non-public information about certain public companies.  If such a situation were to arise, the employee would be prohibited from effecting transactions (either for a Covered Account or a client account) until the information either is made available to the public or ceases to be material.  (See the section of this Code on BCM’s Insider Trading Policies).  Depending upon the circumstances, knowledge of a material financial investment by the organization may also be subject to these restrictions.

Reporting Violations of the Code of Ethics

Employees must report any violations of BCM’s Code of Ethics promptly to the Chief Compliance Officer.  In the case of violations involving the Chief Compliance Officer, employees should report to one or more members of the firm’s Management Committee.

All reports of violations of the Code of Ethics will be treated confidentially to the extent permitted by law, and will be investigated promptly.

Compliance Education and Training

BCM will periodically schedule meetings to review different aspects of the Code of Ethics and the related sections of the Policies & Procedures manual with its employees.  All employees are required to attend such meetings unless excused by the Chief Compliance Officer.  Records of employee attendance will be maintained.

Annual Review of the Code of Ethics

The Chief Compliance Officer will review the Code of Ethics annually to assess its adequacy and effectiveness, and shall make recommendations to the Management Committee for its amendment.